UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

PACKAGING CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 North Field Court, Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities	registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PKG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2019, Packaging Corporation of America’s (“PCA”) board of directors elected Donna A. Harman to its board of directors for a term that will expire at PCA’s 2020 Annual Meeting of Stockholders. Ms. Harman, age 60, is the former president of the American Forest and Paper Association (the “Association”), the national trade association of the paper and wood products industry, and served in such role from 2007 until her retirement earlier this year. The board of directors expects to determine the committee(s) on which she will serve at its regularly scheduled meeting to be held in February 2020. PCA is a member of the Association and made payments to the Association of approximately $1.2 million in 2018, substantially all of which was for membership dues.

Ms. Harman will receive PCA’s standard compensation for outside directors, which includes annual cash compensation of $165,000 (paid in quarterly installments) and an annual equity award of $70,000, which is made on the date of the Annual Meeting of Stockholders and which is prorated for directors who are elected during the year. Pursuant to such compensation arrangement, Ms. Harman was awarded 314 shares of PCA common stock on December 10, 2019, which is the prorated equity compensation for 2019-20.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA

Dated: December 13, 2019	By:	/s/ Kent A. Pflederer
Name: Kent A. Pflederer
Title: Senior Vice President, General Counsel and Secretary